JAMES P. WALLIN, ESQ.
                             2500 WESTCHESTER AVENUE
                            Purchase, New York 10577





                                                        January 29, 1996


Evergreen Variable Trust
2500 Westchester Avenue
Purchase, New York 10577

Dear Sirs:

     Evergreen Variable Trust, a Massachusetts business trust (the "Trust"), is filing with the Securities and Exchange Commission Pre-Effective Amendment No. 3 to its Registration Statement on Form N-1A for the purpose of registering the Trust and its separate investment series Evergreen VA Fund, Evergreen VA Growth And Income Fund and Evergreen VA Foundation Fund (each a "Series" and collectively, the "Series"), under the Investment Company Act of 1940 (the "Act"), and the shares offered by each such Series under the Securities Act of 1933 (the "1933 Act"). In connection therewith, I have been advised that s the Fund has previously filed, in its initial Registration Statement, the declaration authorized by paragraph (a)(1) of Rule 24f-2 promulgated under the 1933 Act (the "Rule") for the purpose of registering an indefinite number of shares of beneficial interest of each Series (the "Shares") and, in connection therewith, has paid the required fee of $500.

     I have, as counsel, participated in various proceedings relating to the formation of the Trust, the Series and the preparation of its Registration Statement on Form N-1A and the Pre-Effective Amendments filed thereto. I have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of the Trust's Declaration of Trust, as now in effect, the minutes of meetings of the Trustees of the Trust and other documents relating to the organization and operation of the Trust. I am generally familiar with the business affairs of the Trust.

     The Trust has advised me that the Shares will be sold in the manner contemplated by the prospectus of the each Series current at the time of sale, and that the Shares will be sold for a consideration not less than the net asset value thereof as required by the Investment Company Act of 1940 and not less than the par value thereof.

     Based upon the foregoing, it is my opinion that the Shares to be offered by each Series of the Trust pursuant to the Registration Statement on Form N-1A of the Trust will be legally issued and are fully paid and non-assessable. However, I note that as set forth in the Registration Statement, the Fund's shareholders might, under certain circumstances, be liable for transactions effected by the Fund.

     I hereby consent to the filing of this Opinion with the Securities and Exchange Commission together with Pre-Effective Amendment No. 3 to the Trust's Registration Statement on Form N-1A, and to the filing of this Opinion under the securities laws of any state.

     I am a member of the Bar of the State of New York and do not hold myself out as being conversant with the laws of any jurisdiction other than


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those of the United  States of America and the State of New York.  I note that I am not licensed to practice law in The Commonwealth of Massachusetts, and to the extent that any opinion expressed herein involves the law of Massachusetts, such opinion should be understood to be based solely upon my review of the documents referred to above, the published statutes of that Commonwealth and, where applicable, published cases, rules or regulations of regulatory bodies of that Commonwealth.


                                                  Very truly yours,

                                                 /s/James P. Wallin
                                                ---------------------
                                                  James P. Wallin
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